Exhibit 10.26





                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

                                     * * * *



                           SQUARE 711 DEVELOPER, LLC,

                                   AS SELLER,

                                       AND

                     WALTON ACQUISITION HOLDINGS V, L.L.C.,

                                    AS BUYER

                                     * * * *

                  PROPERTY: SQUARE 711, LOT 160, WASHINGTON, DC



                            DATED: NOVEMBER 14, 2005



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                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         This PURCHASE AND SALE AGREEMENT ("Agreement") is made between SQUARE 711 DEVELOPER, LLC, a Delaware limited liability company ("Seller"), and WALTON ACQUISITION HOLDINGS V, L.L.C., a Delaware limited liability company ("Buyer"). The effective date of this Agreement (the "Effective Date") is November 14, 2005.

                                    RECITALS:

         This Agreement is made with reference to the following facts:

         A. Seller is the owner of the "Property" (as hereinafter defined), which includes certain real property located in Washington, D.C., and known as Square 711, lot 160, which land is more particularly described in Exhibit A attached hereto (the "Land").

         B. Seller has agreed to sell the Property to Buyer, and Buyer has agreed to purchase the Property from Seller, under all of the terms set forth herein.

         NOW, THEREFORE, for good and valuable consideration, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the "Property" (which, as used herein, means the Land, together with all improvements thereto, all rights, privileges, easements and appurtenances thereto, all equipment and personal property, if any, owned by Seller and located at or used for such Property and all of Seller's right, title and interest in the "Assigned Properties" defined in the form of Assignment of Intangible Property attached to this Agreement), under all of the following terms and conditions:

         1. Price and Deposit.

                  1.01 Purchase Price.

                   (a) The purchase price for the Property (the "Purchase Price") shall be One Hundred Twenty-Two Million and No/100 Dollars ($122,000,000.00).

                   (b) In addition to the Purchase Price set forth above, Buyer agrees to pay to Seller an additional bonus price (the "Density Bonus") after Closing in the amount of Twenty-Five Dollars ($25.00) per FAR square foot for each FAR square foot in excess of 2.2 million FAR square feet that Buyer "commences to develop" (which, as used herein, means obtaining base building permits and commencing construction of base building improvements) or, in the case of a land sale to an unaffiliated third party purchaser, that such purchaser is entitled to develop (after taking into account any restrictions imposed by Buyer in connection with such sale or otherwise). This obligation will survive for ten (10) years after Closing (the "Covenant Period"). Buyer will execute and deliver at Closing a recordable covenant running with the land (the "Density Bonus Covenant") that will be recorded in the land records immediately after the Deed, the form of which will be agreed upon during the Study Period. The Density Bonus Covenant will be subordinate to any acquisition, construction or permanent financing or refinancing placed on the Property by Buyer or its successors and assigns, and will be released upon sale of parcels or commencement of development prior to reaching the 2.2 million FAR square foot threshold or upon payment of the applicable Density Bonus. The Density Bonus


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will be payable at such time or times during the Covenant Period as Buyer commences to develop or completes the sale of development rights (either currently applicable to the Property or applicable to the Property in the future) to unaffiliated third parties in excess of 2.2 million FAR square feet cumulatively (without double-counting). In the event Buyer commences to develop or sell all or any portion of the Land, then the FAR for any Land Buyer previously commenced to develop or sold (unless the relevant square footage has already been taken into account) shall be aggregated with the then current development or sale, or both, for purposes of calculating the Density Bonus.

                  1.02 Payment. The Purchase Price shall be paid as follows:

                   (a) Not later than 3:00 p.m. (Washington, DC time) on November 16, 2005, Buyer shall deposit with the Title Company (as defined in
Section 2.04 below), which shall also act as escrow agent ("Escrow Agent"), a deposit (by wire transfer of immediately available federal funds sent in accordance with the instructions to be provided by the Escrow Agent) in the amount of Two Million and No/100 Dollars ($2,000,000.00) (the "Initial Deposit"). Unless Buyer delivers the Study Period Notice (defined in Section
2.02 below), on or before 3:00 p.m. (Washington, DC time) on the Study Period Expiration Date (defined in Section 2.02 below), Buyer shall deposit with Escrow Agent an additional deposit (by a wire transfer of immediately available federal funds) in the amount of Five Million and No/100 Dollars ($5,000,000.00) (the "Second Deposit"). The Initial Deposit and, if delivered in accordance herewith, the Second Deposit are collectively referred to as the "Deposit." Failure by Buyer to deliver the Second Deposit to Escrow Agent on time shall result in a termination of this Agreement and Buyer receiving a return of the Initial Deposit. The Deposit shall be held, released or retained by Escrow Agent in accordance with the terms and provisions of Section 8 of this Agreement. Unless Buyer terminates this Agreement pursuant to Section 2.02 or 2.04, the Deposit shall be non-refundable, except upon (x) the occurrence of a default by Seller in accordance with Section 7.01 hereof or (y) the failure of a condition to Closing set forth in Section 3.02 hereof.

                   (b) Upon Closing under this Agreement, the Deposit and the remainder of the Purchase Price, subject to closing adjustments provided herein, shall be paid by wire transfer of funds to Escrow Agent's account. If such payment is received later than 12:00 p.m. (Washington, DC, time) on the Closing Date, then all pro-rations pursuant to Section 5.05 hereof shall be made as of the following business day.

         2. Review of Property.

                  2.01 Property Information.

Within two (2) business days after the Effective Date, Seller shall deliver to Buyer, or make available for review by Buyer, copies of the following documents, to the extent in the Seller's actual physical possession, unless such materials were already previously provided to Buyer:

                   (a) All written leases, licenses or other occupancy agreements (with any amendments thereto) of any portions of the Property which are in effect on the Effective Date.

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                   (b) Seller's most recent survey of the Property.

                   (c) The bills for real estate taxes and assessments received by Seller during 2005.

                   (d) All contracts or agreements (with any amendments thereto) for maintenance, trash removal, landscaping, snow removal and other ongoing services provided to Seller in connection with the Property, if any.

                   (e) A current title insurance commitment related to the Property, together with copies of all exceptions noted in Schedule B-2 thereof.

                   (f) A copy of all Environmental Materials (as defined in ss.3.01 below).

                   (g) Those items described on Exhibit G hereto.

                   (h) Copies of all other information and documents that pertain to the physical condition of the Property.

                  2.02 Study Period. Buyer shall have a period (the "Study Period"), commencing upon the Effective Date and ending at 3:00 pm (Washington, D.C. time) on December 14, 2005 (the "Study Period Expiration Date") in which to determine in Buyer's discretion whether, for any reason or for no reason, to proceed to closing of the purchase of the Property. If Buyer elects not to proceed to closing of the purchase of the Property, then Buyer shall have the right to terminate this Agreement upon written notice to Seller delivered prior to 3:00 p.m. Washington, DC, time on the Study Period Expiration Date (the "Study Period Notice"), in which event the Deposit (less $100, which shall be paid to Seller as consideration for such termination) shall be returned to Buyer and the parties shall have no further liability hereunder (excepting any obligations, covenants and agreements of the parties hereto which pursuant to the terms of this Agreement survive termination, including without limitation Buyer's obligations under Sections 2.03, 8.03, 9.04, 9.07 and 9.08, both parties' obligations under Sections 8.03, 9.07, 9.08 and 9.16 and the indemnity obligations of Buyer and Seller under Sections 2.03, 9.04 and 9.07 (collectively the "Continuing Obligations")). In the event Buyer does not deliver the Study Period Notice in accordance with this Section 2.02, Buyer shall be deemed to have automatically waived its right to terminate this Agreement, and the parties shall proceed to closing in accordance with the terms set forth herein.

                  2.03 Right of Entry. During the period commencing on the Effective Date and expiring at Closing (or, if earlier, the date on which this Agreement is terminated), Buyer and its agents shall have the right to enter the Property for the purpose of examining the environmental, physical, and other conditions of the Property. Such right of entry shall be governed by the following provisions:

                   (a) In exercising such right of entry, Buyer or the Buyer's representatives, attorneys, consultants, engineers, architects, prospective lenders, prospective partners and other employees and agents, who, because of their involvement with the proposed transaction, need to know such information for the purpose of giving advice with respect to, bidding on or consummating the


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proposed transaction (collectively, the "Buyer Parties") are entitled to enter upon the Property, upon reasonable prior notice to Seller and at times reasonably agreed upon by Seller, and for the sole purposes, each of which must be expressly approved in advance by Seller, in Seller's reasonable discretion,
(i) to perform inspections and tests of the Property, including surveys, environmental studies and examinations, and (ii) to examine the books and records of Seller relating to the Property, excluding (1) any proprietary information related to Seller's business, (2) any opinions, appraisals, audits, internal memoranda or other internal work product or similar documents with respect to the Property and (3) any information related to the financing of the Seller or the Property. All such surveys or inspections undertaken by or on behalf of Buyer shall be conducted in strict accordance with all applicable laws and regulations and in a manner reasonably acceptable to Buyer and Seller. Buyer shall not communicate (whether in person or by telephone) with any officials at environmental, zoning, assessment or other government agencies regarding the Property or the Seller by name without Seller's prior written consent (which consent shall not be unreasonably withheld). Seller (and, at Seller's option and cost, Seller's counsel) shall have the absolute right to be present at any meetings (including meetings conducted by telephone) with any governmental and quasi-governmental authorities and officials, including but not limited to any Advisory Neighborhood Commission members, or CSX Realty Development, LLC, or any affiliate (or its attorneys), whether at a formal or informal meeting. Buyer shall provide copies of any correspondence sent to or received from such officials, or CSX Realty Development, LLC (or its attorneys), within two (2) business days after receipt or dispatch, as the case may be. Buyer shall not have the right to make any commitments to any such parties that are in any way binding on Seller or the Property.

                   (b) If Buyer wishes to engage in any testing of any portion of the Property, Buyer shall obtain Seller's prior written consent thereto, which may be refused or conditioned as Seller may deem appropriate in its reasonable discretion. Notwithstanding anything to the contrary contained herein, Buyer shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Seller's written consent as to the timing and scope of the work to be performed, which shall not be unreasonably withheld, and which consent may contain any additional reasonable requirements of Seller with respect to such testing. Without limiting the generality of the foregoing, Seller's written approval (which may be granted, withheld or conditioned in Seller's reasonable discretion) shall be required prior to conducting any Phase II environmental survey or any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Property in connection with Buyer's environmental due diligence. If any testing is approved by Seller, Buyer agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test. Buyer agrees to provide Seller, upon Seller's request, and without any representations or warranties, copies of the final versions of any written inspection or test report or summary prepared by any unrelated third party (excluding attorneys), and copies of all test results. Buyer agrees that any inspection, test or other study or analysis of the Property by Buyer shall be performed at Buyer's expense and in accordance with applicable law. Under no circumstances shall any of Buyer's inspections or sampling in any way invalidate or adversely affect Seller's rights under that certain Amended and Restated Environmental Agreement dated as of December 13, 2002, by and between CSX Realty Development, LLC, and First & M Street Investing Company, LLC, or that certain Environmental Escrow Agreement dated December 13, 2002, between CSX Realty Development, LLC, and First & M Street Investing Company, LLC (collectively, the


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"CSX Environmental Agreements"). Buyer agrees at its own expense to promptly restore the Property or, at Seller's option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of its condition (other than that arising from the discovery of preexisting conditions).

                   (c) Buyer agrees that Buyer and Buyer's representatives or contractors accessing the Property will be covered by not less than $2,000,000 (per occurrence) commercial general liability insurance naming Seller as insured, issued by a licensed insurance company, and otherwise reasonably acceptable to Seller.

                   (d) Buyer agrees that any materials or information provided or made available to Buyer by Seller or its representatives pursuant to Section
2.01 or otherwise in connection with the Property and any and all information, studies and tests obtained by Buyer pursuant to Section 2.03 above (collectively, the "Property Information") is proprietary and confidential, unless such information is in the public domain or is available to Buyer from any other source (other than by reason of a breach by Buyer of the Confidentiality Agreement or a breach by a third party of a confidentiality agreement with Seller (if Buyer is aware of such confidentiality agreement)). Buyer further agrees that all such Property Information and any notes regarding such Property Information ("Notes") will be used solely for the purpose of evaluating the potential purchase of the Property by Buyer and will not be used or duplicated for any other purpose. Buyer shall keep all Property Information and Notes strictly confidential pursuant to the provisions of Section 9.16 hereof. Notwithstanding the foregoing, Buyer may disclose the Property Information to the Buyer Parties, provided that for any Buyer Parties who do not sign a confidentiality agreement, Buyer shall inform such Buyer Parties of the confidential nature of such information and shall direct and cause such Buyer Parties to keep all such information in the strictest confidence and to use such information only in connection with the proposed transaction and in accordance with the terms of this Agreement. If, at any time, either (i) Buyer elects not to proceed with the purchase of the Property; (ii) this Agreement is terminated for any reason; or (iii) Seller requests such information following the termination of this Agreement, Buyer will promptly deliver to Seller all Property Information and destroy all Notes, and promptly certify to Seller, in writing, that, to the best of Buyer's knowledge, all Property Information has been returned and all Notes destroyed. In addition, Buyer shall, concurrently therewith, deliver to Seller, without any representations or warranties, true and correct copies of the final versions of all written feasibility studies, drawings, plans and reports prepared by unrelated third parties (excluding attorneys) on behalf of Buyer. All obligations of Buyer under this Section 2.03(d) and Section 9.16 shall be referred to as the "Confidentiality Obligations." The Confidentiality Obligations shall survive Closing until the earlier of (a) the Closing or (b) one (1) year after the originally scheduled Closing Date.

                   (e) Buyer agrees to indemnify, defend with counsel reasonably acceptable to Seller and hold harmless Seller and all employees, affiliates, subsidiaries, shareholders, officers, directors, trustees and partners of Seller, as well as any investment manager and other agents of Seller (collectively, the "Seller Parties"), from and against any and all actual loss, injury, damage, claim, lien, liability, suit, cost, including without limitation reasonable attorneys' fees and costs, or expense (collectively, "Claims"), caused by or arising from the exercise by Buyer or any of the Buyer Parties or their respective employees, contractors, consultants, agents or representatives of the right of access under this Agreement or arising out of damage to persons


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or property caused Buyer or the Buyer Parties in connection with Buyer's investigations of the Property under this Section 2.03 (other than that arising from the discovery of pre-existing conditions). The indemnity in this Section 2.03(e) shall survive closing or any termination of this Agreement.

                  2.04 Legal Review Period. Seller has delivered to Buyer a title insurance commitment dated March 3, 2005 ("Title Commitment") with respect to the Property from Tri-State Commercial Closings, Inc. and a survey of the Property last revised on August 10, 2005 (the "Survey") prepared by VIKA, Incorporated. All of the matters set forth on such Title Commitment and Survey shall be deemed to be "Permitted Exceptions" hereunder (other than the printed exceptions, which shall not constitute Permitted Exceptions). Buyer has requested Commonwealth Land Title Insurance Company, c/o Commercial Settlements, Inc. ("Title Company") prepare a title commitment and to deliver said title commitment to Buyer not later than November 18, 2005. When issued, such title commitment shall thereafter constitute the Title Commitment hereunder. In the event that any matters of title or survey that are specified in any update of such Title Commitment or Survey with respect to the Property (a "New Title Matter") were not in the original Title Commitment, then Buyer shall notify Seller in writing of any such title or survey matter to which Buyer objects (the "Title Notice") within five (5) business days after Buyer's receipt of such update. If Buyer does so notify Seller of a New Title Matter objectionable to Buyer within the prescribed time set forth above, Seller shall have five (5) business days in which to determine whether to cure the defect or other matter so objected to by Buyer and to notify Buyer in writing of Seller's decision in this regard. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required or obligated to expend any amount of money or take any other action to cure any defect or other matter, except that Seller will cause to be paid off and released at or prior to Closing any deed of trust encumbering title to the Property, any other lien securing a monetary obligation and any matter affecting title caused to be recorded by Seller after the date of this Agreement that is not expressly permitted by this Agreement (collectively, the "Seller Encumbrances"). If Seller is unable or elects not to cure, to the reasonable satisfaction of Buyer, the New Title Matter (other than a Seller Encumbrance) objected to by Buyer (and Buyer shall not be required to accept affirmative title insurance as a cure), then Buyer shall have the right, as its sole remedy on account thereof, to either (i) waive such New Title Matter and take title to the Property without any adjustment in the Purchase Price (in which case such New Title Matter shall be a Permitted Exception hereunder), or (ii) terminate this Agreement and receive a return of the Deposit. In the event Buyer elects to terminate this Agreement by timely notifying Seller of Buyer's election as aforesaid, the Deposit shall be returned to Buyer and the parties shall have no further liabilities hereunder except for the Continuing Obligations. In the event that Buyer fails to initially notify Seller in writing of a defect or other objectionable matter within five (5) business days after Buyer's receipt of the Title Commitment update that discloses the same, or Buyer fails to terminate the Agreement within the prescribed time upon Seller's failure to cure the defect or other matter to Buyer's reasonable satisfaction, then such title and survey matters (other than Seller Encumbrances) shall be deemed to be Permitted Exceptions and Buyer shall be deemed to have automatically waived any objection to such title and survey matters.

                  2.05 CSX Environmental Agreements. The Government of the District of Columbia, Department of Health ("DOH"), has approved a Work Plan for remediation of the contaminated soil and groundwater at the


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         Property, as set forth in a letter dated December 13, 1999 from
         Theodore J. Gordon, Chief Deputy for Public Health Assurance, to CSX Real Property, a copy of which has been provided to Buyer (the "Work Plan"). Pursuant to the CSX Environmental Agreements, CSX Realty Development, LLC ("CSX") has agreed, among other things, to exercise good faith efforts to obtain a Closure Letter from the District of Columbia Department of Health regarding the presence of contamination at the Property, to perform certain remediation work with respect to groundwater at the Property necessary to obtain a Closure Letter, to establish an escrow fund to cover the cost of the remediation work to be performed by CSX and to indemnify First & M Street Investing Company, LLC, and Seller, as successor thereto, and their respective successors and assigns, against certain claims or losses arising in connection with the contamination or the remediation work. An escrow fund in the amount of One Hundred Thousand Dollars ($100,000) has been established pursuant to an Environmental Escrow Agreement dated December 13, 2002, among CSX, First & M Street Investing Company, LLC, and Miles and Stockbridge, as escrow agent, a copy of which has been provided to Buyer (the "Environmental Escrow Agreement"). At Closing, Seller shall assign to Buyer all of Seller's rights accruing from and after the Closing under the Work Plan and the CSX Environmental Agreements, and Buyer shall assume, pursuant to the Assignment of Environmental Agreements (as defined below), all of Seller's obligations, if any, under the Work Plan and the CSX Environmental Agreements.

                  2.06 As Is, Where Is. Except as otherwise may be expressly set forth herein or in any documents executed and delivered by Seller at Closing (the "Seller Closing Documents"): (a) Seller makes no representation or warranty as to the truth, accuracy or completeness of the Property Information, including without limitation the contents of Seller's or Seller's agents' and representatives' books and records, contracts, rent rolls, leases or income and expense statements, which it may make available to Buyer in connection with Buyer's evaluation of the Property, including without limitation the Property Information, or that actual results will conform to any projections contained therein;
         (b) Seller expressly disclaims any and all liability for representations, warranties, express or implied, in such materials or in any other written, oral or other communications transmitted or made available to Buyer by Seller or its consultants, agents or representatives including, without limitation, computer disks containing files with financial data or projections; (c) Buyer acknowledges and agrees that all materials, data and other information made available to Buyer are made available as a convenience and accommodation only; and (d) Buyer shall be responsible for verifying through Buyer's own due diligence the accuracy and completeness of all documents and information, provided by Seller to Buyer, and any reliance by Buyer on such documents and information shall be at Buyer's own risk.

         3. Representations and Warranties.

                  3.01 Seller's Representations and Warranties. Seller hereby represents and warrants that:

                   (a) All of the documents and information required to be delivered to Buyer pursuant to Section 2.01 have been or will be so delivered without intentional alteration or omission. The leases, licenses and other occupancy agreements, contracts and service agreements, including any amendments thereto, delivered pursuant to Section 2.01 are all the leases, licenses, occupancy agreements, contracts and service agreements affecting the Property


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and such leases licenses, occupancy agreements and contracts and service agreements, are true, accurate and complete copies of such agreements.

                   (b) To Seller's knowledge, there are not pending any special assessments (with the exception of a special assessment for construction of the New York Avenue subway stop) or condemnation actions with respect to the Property. All real estate taxes, due and payable with respect to the Property, on or before closing (excepting special assessments or benefit charges, which are payable over a period of years) have been or will be paid in full prior to closing, subject to pro-ration in accordance with Section 5.05 below.

                   (c) This Agreement has been, and all the documents to be delivered by Seller to Buyer at closing pursuant to Section 5.02 will be, duly authorized, executed and delivered by Seller or will be at Closing binding on Seller. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of Delaware, is qualified to do business in the District of Columbia. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided. Seller has obtained all consents and permissions related to the transactions and contemplated and required under any covenant, agreement, encumbrance or applicable laws.

                   (d) To Seller's knowledge, this Agreement, and the transfer of the Property by Seller, do not violate any contract, agreement or instrument to which Seller is a party or by which the Seller is bound or any applicable law.

                   (e) The Property is not, or at Closing hereunder will not be, subject to mechanic's liens or other similar liens for services provided to or on behalf of the Seller, or other matters of record that evidence, secure or create a lien upon the Property, for payment of any monetary sum, other than a lien for real estate taxes, assessments, vault rents or other similar charges not yet due and payable.

                   (f) Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986.

                   (g) To Seller's knowledge, there is no court action, arbitration, mediation, reference, investigation or other legal proceedings (i) pending or threatened against Seller before any court or administrative agency that affects or could affect Seller's ability to perform its obligations under this Agreement or that, if decided adversely to Seller, could have a material adverse affect on the Property, or (ii) specifically relating to the Property (other than routine slip and fall claims covered by insurance) that are pending or threatened or have previously been settled or otherwise concluded since January 1, 2001.

                   (h) Except as disclosed in the environmental reports and other materials listed on Exhibit B attached hereto (the "Environmental Materials"), Seller has received no written notices related to any Environmental Laws or any Hazardous Substances pertaining to the Property. To Seller's knowledge, Seller has no environmental reports or studies relating to the Property in its possession or control other than the Environmental Materials and the Environmental Materials delivered to Buyer are true and complete copies


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thereof. For purposes of this Agreement, "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances, codes, rules, regulations, decisions, or decrees, and any judicial interpretation of any of the foregoing, applicable to the Property that pertains or relates to Hazardous Substances, and all amendments to any of the foregoing (including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976; the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Toxic Substances and Control Act of 1976; the Occupational Safety and Health Act; the Safe Drinking Water Act; and the Underground Storage Tank Management Act of 1990). For the purposes of this Agreement "Hazardous Substances" shall mean any "hazardous substance," "hazardous material," "toxic substance" or "solid waste" as such terms are presently defined in those laws specifically listed under the definition of Environmental Laws in this Agreement.

                   (i) There are no due and payable but unpaid leasing commissions relating to the Property.

                   (j) Seller has not entered into any agreement or assumed any obligation which is not of public record with any governmental authority or agency which would impose on Buyer the obligation to make any contributions of money, dedications of land, grants of easements or rights of way, or to construct, install or maintain any improvements, public or private, on or off the Property, or which otherwise affect, restrict or encumber the development of the Property, which has not been, or will not be, satisfied or discharged prior to closing, and to Seller's knowledge no predecessor-in-interest to Seller has entered into any such agreements or obligations.

                   (k) Seller has not received any written notice (which shall not include notices to the general public in news sources, etc.) of any pending or contemplated Taking (as defined in Section 6 hereof) with respect to the Property.

                   (l) Except (i) as provided in certain letter agreements or proposals with James G. Davis Construction Corporation and Walsh/Davis Joint Venture (the "Davis Agreement"), a true and correct copy of which Davis Agreement has been provided to Buyer, and (ii) as provided in the CSX Environmental Agreements, true and correct copies of which have been provided to Buyer (it being understood that the CSX Environmental Agreements permit ongoing access by CSX Realty Development, LLC to the Property for the purposes set forth therein), Seller has not granted any other party any rights to use or occupy any portion of the Property and to Seller's knowledge no predecessor-in-interest to Seller has granted any such rights.

                   (m) To Seller's knowledge, the materials described in Section
2.01 include all materials in Seller's possession relating to the physical condition of the Property, excluding any internal development studies or plans or any proprietary or confidential information, but including architectural and engineering studies and drawings in Seller's possession.


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                   (n) Seller has received no written notice to the effect that the Property is not in compliance with applicable laws or that there has been or may be an investigation of the Property by any governmental authority.

                   (o) Seller is not, and is not acting on behalf of, "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to Title I of ERISA, a "plan" as defined in Section 4975 of the Internal Revenue Code or an entity deemed to hold the plan assets of any of the foregoing.

Any reference in this Agreement to "knowledge," "actual knowledge" or "best of knowledge" of Seller, shall be deemed to mean the actual knowledge of Matthew J. Klein, Dodd Walker and Joseph M. O'Connor, without inquiry or review of Seller's books and records. Matthew J. Klein, Dodd Walker and Joseph M. O'Connor are the persons employed by Seller or its constituent members who have primary responsibility for the Property. Any reference in this Agreement to the receipt of notices or other communications by Seller shall be deemed to mean the knowledge by Mr. Klein, Mr. Walker or Mr. O'Connor of receipt by Seller of such notice or communication in writing to Seller. Buyer acknowledges and agrees that neither such party nor any other employee or agent of Seller shall have any duty or obligation under this Agreement or other law to make any affirmative investigation of the matters covered by the foregoing provisions in order to determine the accuracy or truthfulness thereof. Except as expressly set forth in this Agreement and the Seller Closing Documents: (1) Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller, or any real estate broker or agent representing or purporting to represent Seller, or any third party in the form of reports or otherwise, to whomever made or given, directly or indirectly, orally or in writing; and (2) in addition, Buyer hereby acknowledges and agrees that the Property is to be conveyed by Seller to Buyer in "as-is, where-is, with all faults" condition without warranty or representation, express or implied, as to zoning, physical condition, environmental condition, suitability for a particular purpose or any other matter whatsoever.

                  3.02 Conditions to Buyer's Closing. The sole conditions precedent to the Buyer's obligation to close hereunder shall be the (i) continued accuracy as of the Closing Date in all material respects of the representations and warranties set forth in Section 3.01 above,
         (ii) the performance by Seller in all material respects of its covenants and agreements contained in this Agreement to be performed or observed by Seller prior to or on the Closing Date, and (iii) the unconditional and irrevocable agreement in writing by the Title Company, upon payment by Buyer of the premium therefor, to issue to Buyer at Closing an ALTA Form B (1970, amended 10/17/70) extended coverage owner's title insurance policy, effective as of the date and time of the recordation of the Deed, insuring Buyer as owner of the Property with coverage in the amount of the Purchase Price (subject, however, to the Permitted Exceptions), together with all title endorsements requested by Buyer (and issued by the Title Company in a pro forma or title commitment delivered to Seller) prior to the Study Period Expiration Date. If any representation or warranty set forth in
         Section 3.01 above shall not be correct in any material respect at or before Closing, as may be determined by the certificate delivered from Seller to Buyer at closing (as described in Section 5.02) or otherwise, or if the Title Company fails upon closing and payment of its premium to commit to issue a title policy to Buyer as above provided, or if any other condition above is not satisfied, Buyer may, as its sole remedy on account thereof, terminate this Agreement and receive a return of its Deposit, in which event the parties shall have no further liability hereunder (except for the Continuing Obligations and as provided in Section 7.01 if Seller is in default). Absent any such termination, upon Closing hereunder the covenants, representations and warranties set forth in Section 3.01 above, as modified by the certificate delivered from Seller to Buyer at closing as described in Section 5.02, shall be deemed remade as of the date of Closing hereunder. However, notwithstanding anything to the contrary herein, to the extent that (i) any documents or information regarding the Seller or the Property are disclosed in writing (which shall include disclosure by email) to Buyer or brought to Buyer's attention prior to Closing in writing (including email); or (ii) Buyer otherwise knows about any facts or information that would cause any of Seller's representations, warranties or covenants hereunder to be inaccurate or not in compliance with this Agreement, and Buyer nevertheless closes on purchase of the Property, Buyer shall be deemed to have accepted and to have waived any objection to or claim based on such documents or information. Furthermore, except with respect to the covenants, representations and warranties which are expressly to survive Closing hereunder pursuant to Section 3.05 below, all covenants, representations and warranties contained in this Agreement shall merge in the deed delivered at Closing and shall not survive closing hereunder.

                  3.03 Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

                   (a) This Agreement has been, and all the documents to be delivered by Buyer at Closing will be, duly authorized, executed and delivered by Buyer or will be at Closing binding on Buyer. Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of Delaware. Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided. Buyer has obtained all consents and permissions related to the transactions and contemplated and required under any covenant, agreement, encumbrance or applicable laws..

                   (b) This Agreement, and the acquisition of the Property by Buyer, shall not violate any contract, agreement or instrument to which Buyer is a party or by which the Buyer is bound or any applicable laws.

                  3.04 Conditions to Seller's Closing. If any representation or warranty set forth in Section 3.03 above shall not be correct in any material respect at or before Closing and such failure prevents Buyer from consummating closing hereunder on the Closing Date, Seller may terminate this Agreement and retain the Deposit as its sole remedy.

                  3.05 Survival of Representations. All of the covenants, representations, and warranties of Seller and Buyer expressly made in this Agreement shall survive Closing hereunder for a period of one hundred eighty (180) days (the "Survival Period"). If any claim is initiated within the Survival Period (which may only be initiated by written notice to Seller), then unless such claim is settled by the parties, a lawsuit must be initiated within forty five (45) days after the expiration of the Survival Period, failing which Buyer shall have no further right to institute a claim or action under this Agreement.

         4. Pre-closing Obligations.

                  4.01 Operations. Between the Effective Date and Closing hereunder, Seller shall continue to operate the Property in the normal course of business and maintain its current insurance.

                  4.02 Actions Affecting Property. Between the Effective Date and the Closing Date, Seller shall give Buyer written notice of any actions taken or notices received, with regard to leases, title or otherwise, with respect to the Property. Between the Study Period Expiration Date and Closing hereunder, Seller shall not execute any new leases without Buyer's prior written approval, which approval may be withheld, conditioned or delayed in Buyer's sole and absolute discretion. In addition, during the period between the Study Period Expiration Date and Closing hereunder, Seller shall not execute any documents, agreements or instruments affecting the Property, or (to the extent within Seller's control) otherwise allow or permit the imposition of any liens or other encumbrances which affect title to the Property, without the prior written approval of the Buyer. In the event that Buyer fails to respond within five (5) business days after its receipt of any written request for approval of a lease or any other document, then Buyer's approval shall be deemed denied.

                  4.03 Transferable Development Rights. Pursuant to that certain Certificate of Transfer of Development Rights (Transfer Number Seven) dated as of May 6, 2002, by and among Theodore Cardinal McCarrick, Roman Catholic Archbishop of Washington, First & M Street Investing Company, LLC, and the District of Columbia Government, recorded as Instrument Number 2002116594 among the District of Columbia land records (the "TDR Agreement"), Seller, as successor to First & M Street Investing Company, LLC, is the owner of 11,538 square feet of transferable development rights ("TDR"), as defined therein and under applicable District of Columbia law. Seller shall transfer and convey to Buyer, at Closing, all right, title and interest in and to the TDR as set forth in the TDR Agreement, which transfer shall be effected pursuant to the Deed (as defined below).

         5. Closing and Settlement.

                  5.01 Closing Date. The purchase and sale contemplated herein shall close (the "Closing") at the offices of DLA Piper Rudnick Gray Cary US LLP ("Seller's Counsel"), 1200 19th Street, NW, Washington, DC, at 10:00 am on January 30, 2006 (the "Closing Date"). In addition, at the request of either party, the parties shall meet at the aforesaid offices of Seller's Counsel one day prior to the Closing Date in order to verify compliance with all terms of the Agreement by both parties.

                  5.02 Seller's Deliveries. At Closing, concurrently with payment to Seller of the Purchase Price (subject to closing adjustments in accordance with this Agreement), Seller shall execute and deliver to Buyer the following documents ("Seller's Deliveries"):

                   (a) A special warranty deed in the form of Exhibit C attached hereto.

                   (b) An assignment of tangible and intangible property rights in the form of Exhibit D attached hereto (the "Assignment").

                   (c) Evidence, in form reasonably satisfactory to the Title Company, of Seller's power and authority to enter into this transaction.

                   (d) A written certificate stating that all representations and warranties contained in Section 3.01 above remain, as of the date of closing, correct in all material respects as when first made hereunder or, if not correct, stating the extent to which any such representations and warranties are not correct ("Seller's Certificate").

                   (e) A District of Columbia Form FP-7C (the "FP-7C").

                   (f) An owner's title affidavit in the form of Exhibit E attached hereto.

                   (g) an assignment and assumption of the Work Plan and the CSX Environmental Agreements in the form attached hereto as Exhibit F (the "Assignment of Environmental Agreements").

                   (h) A settlement statement in accordance with the terms of this Agreement (the "Settlement Statement").

                   (i) Such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

                   (j) A FIRPTA certificate.

                   (k) The Density Bonus Covenant (as defined in Section
1.01(b)).

                   (l) To the extent they are then in Seller's possession, and have not theretofore been delivered to Buyer: (i) all architectural and engineering studies and drawings; and (ii) all correspondence and records relating to the CSX Environmental Agreements and the on-going operations and maintenance of the Property.

                  5.03 Buyer's Deliveries.

                   (a) At Closing, Buyer shall pay the Purchase Price in accordance with Section 1.01(a).

                   (b) At Closing, Buyer shall execute and deliver to Seller the following documents:

                   (i) The Settlement Statement.

                   (ii) The Assignment.

                   (iii) A written certificate stating that all representations and warranties contained in Section 3.03 above remain, as of the date of Closing, correct in all material respects as when first made hereunder or, if not correct, stating the extent to which any such representations and warranties are not correct (the "Buyer's Certificate").

                   (iv) The FP-7C.

                   (v) The Assignment of Environmental Agreements.

                   (vi) The Density Bonus Covenant.

                   (vii) Such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

                  5.04 Possession. Possession of the Property shall be delivered to the Buyer on the date of Closing.

                  5.05 Prorations. The following provisions shall apply to the division of funds, obligations and payments between the parties as of closing hereunder:

                   (a) The parties shall adjust and prorate the following items as of 11:59 p.m. on the day prior to Closing: All real property taxes, assessments and other governmental impositions of any kind or nature, including any special assessments or similar charges, accrued or imposed in any connection with the Property (collectively "Taxes"), which relate to the tax year or other applicable tax period within which the Closing occurs (whether paid or accrued). Special assessments imposed by the Washington Metropolitan Area Transit Authority for the New York Avenue transit stop shall be pro-rated as of the date of Closing.

                   (b) The parties agree that in the event the Seller's proceeds of the Purchase Price are not delivered to Seller's account pursuant to Section 1.02(b) by 2:00 p.m., Washington, DC, time on the day of Closing determined in accordance with Section 5.01 above, then the prorations described in subsection
(a) above shall be recalculated as of 11:59 p.m., Washington, DC, time on the day immediately prior to the first day on which Seller has such funds by 2:00 p.m. Eastern Standard Time. Such recalculation shall not diminish or otherwise affect the parties' obligation to close at the time and at the place required by the terms of this Agreement.

                   (c) The obligations under this section shall survive Closing. In the event that any errors in prorations made at closing are discovered or additional adjustments to prorations are necessary after closing, the parties shall promptly re-adjust the subject amounts, with such payments to be made between the parties as are necessary to correct the errors. In all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within nine (9) months after the date of Closing.

                  5.06 Closing Costs. Buyer and Seller shall each pay one-half of the District of Columbia Transfer Tax and the District of Columbia Recordation Tax imposed on the recordation of the Deed. Buyer shall pay all costs of the survey, examination of title and all title insurance policy premiums. Seller and Buyer shall each pay the costs of its own attorneys. Seller shall pay any costs to release any deeds of trust or monetary liens affecting the Property.

         6. Condemnation. In the event any governmental or quasi-governmental authority notifies Seller, or Seller becomes aware, of any permanent or temporary actual taking or condemnation of all or any portion of the Property ("Taking"), Seller shall promptly notify in writing Buyer of the same. If such Taking would not materially adversely affect Buyer's intended development or use of the Property (as reasonably determined by Buyer), Buyer shall proceed to Closing with no reduction in the Purchase Price, and all proceeds of such Taking less all reasonable costs of collection incurred by Seller shall be delivered or assigned to Buyer at Closing. If, however, such Taking would materially adversely affect Buyer's intended development or use of the Property (as reasonably determined by Buyer), then Buyer shall have the right, at its sole option, either to (a) proceed to Closing with no reduction in the Purchase Price, in which event any and all proceeds of such Taking less all reasonable costs of collection incurred by Seller shall be delivered or assigned to Buyer at closing, or (b) terminate this Agreement, in which event the Deposit shall be promptly released to Buyer, and Seller and Buyer thereafter shall be released from any further liabilities or obligations under this Agreement, except for the Continuing Obligations. Within ten (10) days after Buyer's receipt of written notice from Seller regarding the occurrence of any Taking, Buyer shall notify Seller in writing of Buyer's determination as to whether such Taking would or would not materially adversely affect Buyer's intended development or use of the Property (as reasonably determined by Buyer). If Buyer fails to deliver such written notice to Seller prior to the expiration of said 10-day period, then Buyer shall be deemed to have made a determination that such Taking shall not adversely affect Buyer's intended development of the Property, and an election to proceed to closing with no reduction of the Purchase Price in accordance with clause (a) above.

         7. Default/Remedies.

                  7.01 Default by Seller. If the closing fails to occur due to Seller's default in its obligations to be performed on the Closing Date, then Buyer shall have, as its sole option and remedy on account thereof, the right to either (a) enforce this Agreement by specific performance, or (b) terminate this Agreement and receive a return of the Deposit.

                  7.02 Default by Buyer. If the Closing fails to occur due to Buyer's default in its obligations to be performed on the Closing Date (all conditions to Buyer's obligation to close having been satisfied or waived in writing), then Seller shall have the right to terminate this Agreement and to retain the full amount of the Deposit hereunder, as Seller's sole remedy and liquidated damages on account of the Buyer's default. Notwithstanding the foregoing, this provision shall not limit the Seller's right to pursue and recover on a claim with respect to any Continuing Obligations of Buyer. The parties agree that the Seller's actual damages would be difficult to ascertain and that the total Deposit is the parties' best and good faith estimate of such damages and not a penalty.

         8. Deposit.

                  8.01 Disbursement of Deposit. Escrow Agent shall hold the Deposit in an interest bearing account at a federally insured financial institution in the Washington metropolitan area or a U.S. Treasury money market fund. Any interest earned on the Deposit shall be and become part of the Deposit. Escrow Agent shall retain or return the Deposit, as appropriate, as provided in this Agreement. If by 6:00 p.m., Washington, DC, time, on the expiration date of the Study Period, Buyer has delivered the Study Period Notice, terminating the Agreement, then Escrow Agent shall return the Deposit to Buyer.

                  8.02 Disputes. In the event of any dispute between Seller and Buyer regarding the disbursement of the Deposit, Escrow Agent shall hold the Deposit until (i) Seller and Buyer agree with respect to the disbursement of the Deposit or (ii) Escrow Agent receives a final, non-appealable, unstayed order binding upon it from a court of competent jurisdiction with respect to the disbursement of the Deposit. Notwithstanding the foregoing, in the event this Agreement is terminated by Buyer by delivery of the Study Period Notice within the Study Period, then the Deposit shall be disbursed promptly to Buyer.

                  8.03 Attorneys' Fees and Interest. In the event there exists a dispute between Seller and Buyer as to the disbursement of the Deposit in accordance with Section 8.01, and a court of competent jurisdiction determines that the Deposit should have been disbursed to either Seller or to Buyer, then in addition to all other amounts payable under this Agreement, and notwithstanding any limitation set forth in this Agreement on the liability of any party, the non-prevailing party in such litigation or proceeding shall pay all fees and expenses (including, without limitation, court costs and reasonable attorneys' fees) incurred by the other party in obtaining the release of the Deposit.

         9. Miscellaneous.

                  9.01 Assignment. Buyer represents to Seller that Buyer intends to purchase the Property for Buyer's own investment purposes. Likewise, Buyer shall not assign or transfer this Agreement or any interest herein or in the Property to any third party without the prior written consent of the Seller. However, Buyer shall have the right, upon written notice to Seller but without Seller's consent, to assign this Agreement prior to or at closing to any entity in which an entity controlled by or under common control with Walton Street Capital, LLC and an entity controlled by or under common control with StonebridgeCarras, LLC have direct or indirect interests. Likewise, Seller may withhold its consent to, and Buyer hereby agrees to not undertake, any other assignment for the purpose of transferring directly or indirectly the rights to purchase the Property in return for monetary consideration. Upon any assignment, the original named Buyer herein shall not be released but shall remain primarily responsible for all duties, obligations and liabilities of the Buyer hereunder. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

                  9.02 No Personal Liability. No constituent member in or agent of either party, nor any present or future partner, member, manager, trustee, beneficiary, director, officer, shareholder, employee, advisor, affiliate or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in either party or in any affiliate of either party shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the other party's interest in the Property (and the proceeds therefrom) for the payment of any claim or for any performance, and each party on behalf of itself and its successors and assigns hereby waives any and all such personal liability. For purposes of this Section 9.02, no negative capital account or any contribution or payment obligation of any partner or member in either party shall constitute an asset of such party. The limitations of liability contained in this Section shall survive the termination of this Agreement or the Closing Date, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

                  9.03 Limitation of Liability. To the extent that Seller has obligations or liabilities of any kind after closing under this Agreement, recourse for enforcement of such obligations or liabilities (if any) shall be limited to an amount of Two Million and No/100 Dollars ($2,000,000.00), and no action may be taken with respect to any greater amounts or other assets of Seller; however, the foregoing shall not include or limit any amounts payable under Section 9.08 or other collection costs or interest on any judgments. However, this provision shall not be construed or interpreted as creating any such obligations or liabilities of Seller, which shall be determined by other provisions of this Agreement. Seller shall not dissolve, liquidate or wind up its activities prior to the expiration of the Survival Period. This Section
         9.03 shall survive the Closing.

                  9.04 Limitation of Claims. Except as set forth in this Agreement or in the Seller Closing Documents: (1) this sale and conveyance is made on an as-is where-is basis and Seller makes no warranty or representation, express or implied, as to merchantability, suitability or fitness for a particular purpose of the Property, the state of repair of the Property, or with respect to soil conditions or the presence or release of Hazardous Substances; (2) Buyer hereby agrees to release Seller and each of Seller's partners, members, trustees, directors, officers, employees, asset managers, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the "Releasees") from and against any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys' fees, consultants' fees and costs and experts' fees (collectively, the "Claims") with respect to any and all claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property, including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Substances on, in, under or around the Property regardless of when such Hazardous Substances were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Property or any portion thereof, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property; (3) Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, directly or indirectly, against the Releasees or their agents in connection with any claims described above; (4) in this connection and to the greatest extent permitted by law, Buyer hereby acknowledges that factual matters now known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder other than the excluded claims. This release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 9.04 shall survive any termination of this Agreement and shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

                  9.05 Notices. All notices given in connection with this Agreement shall be in writing and may be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by facsimile, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (a),
         (b) or (c) above. Any such notice to a party shall be addressed at the respective address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

IF TO SELLER:

c/o Leucadia International Corporation
315 Park Avenue South
New York, NY  10010
Attn:  Joseph M. O'Connor
Facsimile:  212.598.4869

c/o Akridge Real Estate Services
601 Thirteenth Street, NW, Suite 300 North
Washington, DC  20005
Attn:  Mathew J. Klein
Facsimile:  202.347.8043

with a copy to:

DLA Piper Rudnick Gray Cary US LLP
1200 19th Street, NW
Washington, DC  20036
Attn:  Frederick L. Klein
Facsimile:  202.689.7455

IF TO BUYER:

c/o Walton Street Capital, L.L.C.
900 North Michigan Avenue, Suite 1900
Chicago, Illinois  60611
Attn: Mr. Timothy J. Junker
Facsimile:  312.915.2881
with a copy to:

c/o StonebridgeCarras, LLC
Two Bethesda Metro Center, Suite 220
Bethesda, Maryland 20814
Attn: Mr. George A. Carras
Facsimile: 312.664.6705

with a copy to:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attn: Real Estate Notices (SAC/APJ)
Facsimile: 310.201.8922


If to Escrow Agent:

Commercial Settlements, Inc.
1015 15th Street, N.W., Suite 300
Washington, DC  20005
Attn:  Mr. Paul Beever
Facsimile: 202.737.4108

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by confirmed answerback if by facsimile; provided, however, that if such actual delivery occurs on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery. No communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

                  9.06 Entire Agreement. This Agreement contains all agreements of the parties with respect to the Property and supersedes any prior discussions, contracts or other agreements with respect thereto. No modifications to this Agreement or waivers of any rights or benefits provided herein shall be binding unless signed by the party against whom such modification or waiver is sought to be enforced.

                  9.07 Broker. Each of Seller and Buyer represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement, except for Cassidy & Pinkard on behalf of Seller (the "Broker"). Seller shall pay a commission to the Broker at Closing according to separate agreement. Furthermore, each of Seller and Buyer indemnifies and holds the other harmless from and against any losses, damages, costs or expenses (including attorneys' fees) incurred by such other party due to a breach of the foregoing warranty and representation. The foregoing indemnity shall survive closing or any termination of this Agreement.

                  9.08 Attorney's Fees. If any action is brought by either party hereto against the other party, the party in whose favor a final judgment shall be entered shall be entitled to recover court costs and reasonable attorneys' fees incurred in connection therewith.

                  9.09 Perpetuities. If the rule against perpetuities would invalidate this Agreement or any portion hereof, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 21 years from the date of this Agreement, or this Agreement shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

                  9.10 Severability. No determination by any court, governmental body or otherwise that any provision of this Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision or such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

                  9.11 Recording. This Agreement may not be recorded among the land records or among any other public records without the Seller's prior written consent (which consent may be withheld for any reason).

                  9.12 Counterparts. This Agreement may be signed in counterparts, and by facsimile, and shall be fully enforceable when signed in such manner.

                  9.13 Timing. The phrase "business days" as used herein shall mean the days of Monday through Friday, excepting only Federal holidays. The phrase "calendar days" as used herein shall mean all days of the week, including all holidays. The term "days" without reference to calendar or business days shall mean calendar days. Time is of the essence of this Agreement. However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends or occurs on a non-business day, then such period (or date) shall be extended until the immediately following business day.

                  9.14 Soil Disclosure. The characteristics of soil on the Property as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia and as shown on the Soil Maps of the District of Columbia is Urban soil. For further information, Buyer may contact a soil-testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the Department of Agriculture. The foregoing information is provided pursuant to applicable law and shall not be deemed a representation or warranty.

                  9.15 Underground Storage Tanks. Buyer acknowledges that, except as otherwise described in the Environmental Reports, pursuant to the District of Columbia Underground Storage Tank Management Act of 1990 and Amendment of 1992 (the "UST Act"), prior to the Date of this

         Agreement, Seller has informed Buyer in writing that Seller has no knowledge of the existence or removal of underground storage tanks. The disclosure of Seller's lack of knowledge was made solely for the purpose of complying with the disclosure requirements of the UST Act and no representation or warranty of any nature whatever is made with respect to the possibility of the existence or removal of any underground storage tank(s) that may have existed or been removed prior to Seller's ownership of the Property.

                  9.16 Confidentiality. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing, or (b) one (1) year after the originally scheduled Closing Date hereunder, Seller and Buyer agree that the terms of the transaction contemplated by this Agreement (including without limitation, the Purchase Price and the other material economic terms of this transaction, and any documents or materials delivered by Seller to Buyer in connection with Buyer's due diligence) shall be maintained in strict confidence and no disclosure, whether through press releases or any other means of publication (oral or written), of such documentation and information will be made or permitted (excluding information available from other sources other than by reason of a breach of this Section 9.16), except to such brokers, attorneys, lenders, consultants, engineers, architects, partners and others as are involved in the negotiation and consummation of this transaction (collectively, the "Representatives") and except to the extent any disclosure is required by law, including any federal and state securities laws. In furtherance of the foregoing, Seller and Buyer agree as follows: (i) Seller and Buyer shall advise each of its respective Representatives of the confidential nature of any documentation and information disclosed to them and of the parties' obligations under this Section 9.16; (ii) each party shall be liable for any Representative's breach of this Section 9.16 (except for a Representative who has executed a confidentiality agreement), Seller and Buyer acknowledging that there may be no adequate remedy at law and that Buyer and Seller shall each have the right to seek injunctive relief; and (iii) Seller and Buyer shall defend, indemnify and hold the other party harmless from and against any and all claims, damages, liabilities and expenses, including reasonable attorneys' fees, arising out of or resulting from a breach of this Section by either party or such party's Representatives. Notwithstanding any terms or conditions in this Agreement or any related agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. The parties are also permitted to disclose any information otherwise deemed confidential under this paragraph in connection with the performance of its obligations hereunder and any litigation relating to the Property or this transaction, and as may be required in connection with filings required by the parties, or their respective affiliates, to comply with securities laws. The provisions of this Section 9.16 shall survive any termination of this Agreement, but shall not survive Closing.

                  9.17 Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words "including", "include" or "includes" are used in this Agreement, they shall be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

                  9.18 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE DISTRICT OF COLUMBIA (WITHOUT REGARD TO CONFLICTS OF LAW).

                  9.19 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

                  9.20 Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

                  9.21 Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.

                  9.22 Exclusivity. During the term of this Agreement, Seller shall not solicit, negotiate or enter into any agreement for the sale or conveyance of any portion of the Property or enter into any other communications concerning or related to the sale of the Property to any third party.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.


                  SELLER:
                  -------

                  SQUARE 711 DEVELOPER, LLC,
                  A DELAWARE LIMITED LIABILITY COMPANY

                  By:
                      ----------------------------------------------
                      Joseph M. O'Connor
                      Executive Manager

                  Date of Execution:            , 2005



                  BUYER:
                  ------

                  WALTON ACQUISITION HOLDINGS V, L.L.C.,
                  A DELAWARE LIMITED LIABILITY COMPANY

                  By: Walton Street Real Estate Fund V, L.P.,
                      a Delaware limited partnership
                      its Managing Member

                      By: Walton Street Managers V, L.P.,
                          a Delaware limited partnership
                          its General Partner

                          By: WSC Managers V, Inc.,
                              a Delaware corporation
                              its General Partner

                              By:
                                  -----------------------------------
                                  Name:
                                  Title:

                  Date of Execution:            , 2005

                  The undersigned, Commercial Settlements, Inc., agrees to serve as the Escrow Agent and to hold and disburse the Deposit as provided in this Agreement.

                  COMMERCIAL SETTLEMENTS, INC.

                  By:
                      ---------------------------------------------------
                      Name:
                      Title:


Exhibits
--------

Exhibit A - Description of Property
Exhibit B - Environmental Materials
Exhibit C - Deed
Exhibit D - Assignment of Tangible and Intangible Property
Exhibit E - Owner's Affidavit
Exhibit F - Assignment and Assumption of Environmental Agreements
Exhibit G - Due Diligence Materials

                                    EXHIBIT A

                             DESCRIPTION OF PROPERTY

All that certain lot or parcel of land situate and lying in the District of Columbia, and more particularly described as follows:

Lot 160 in the subdivision made by First & M Street Investing Company, LLC, in Square 711, as shown on plat recorded among the Records of the Office of the Surveyor for the District of Columbia in Book 196 at page 43.

TOGETHER WITH certain transferable rights described in that certain Certificate of Transfer of Development Rights, Transfer Number Seven, dated as of May 6, 2002, by and between Theodore Cardinal McCarrick, Roman Catholic Archbishop of Washington, and his successors in office, a corporation sole, a Federally created corporation, the District of Columbia and First and M Street Investing Company, LLC, recorded in the Land Records of the District of Columbia on October 8, 2002, as Instrument Number 2002116594.

                                    EXHIBIT B

                             ENVIRONMENTAL MATERIALS



1. Full sized surveys - Topographic and Utility, prepared by Wiles Mensch, dated March 3, 2004.

2. Phase I Environmental Site Assessment, June 10, 2003, Prepared by Advantage Environmental Consultants ("AEC").

3.       Corrective Action Plan, June 18, 2003, Prepared by AEC.

4.       Contaminated Soil Management Plan, June 18, 2003, Prepared by AEC.

5.       Subsurface Investigation Report, June 17, 2003, Prepared by AEC.

6. Letter titled Summary of Environmental Cost Estimates from AEC to Akridge, June 12, 2003.

7. Letter titled Summary of Remediation Environmental Cost Estimates from AEC to Akridge, December 1, 2003.

8.       WMATA Lease for Real Property, dated July 16, 2003 - Lease #OB3030.754.

9.       Deed of Gift, dated July 16, 2003 by 1st & M to WMATA.

10. Application for Voluntary Remediation Action Program (VRAP) Plan (A through H), September 11, 2003, Prepared by AEC.

11.      VRAP Authorization Letter, October 22, 2003, Prepared by DC Dept. of
         Health.

12.      VRAP Approval Letter, July 11, 2005, Prepared by DC Dept. of Health.

13. Risk Based Closure Evaluation, Volume 1, July 22, 1999, URS Greiner Woodward Clyde.

14. Risk Based Closure Evaluation, Volume 2, July 22, 1999, URS Greiner Woodward Clyde.

15.      Phase I Environmental Site Assessment, October 7, 2002, EBI
         Consultants.

16.      2 - 11x17 Color Aerials of the site.

17.      2 - 11x17 Alta Surveys, prepared by AMT, dated October 22, 2002.

18.      2 - Full sized Alta Surveys, prepared by AMT, dated October 22, 2002.

19. Amended and Restated Environmental Agreement, dated December 13, 2002 (CSX, 1st M).

20. Environmental Escrow Agreement, dated December 13, 2002 (CSX, 1st & M, Miles & Stockbridge).

21.      Groundwater Monitoring Report, January 2, 2003, AMEC Earth &
         Environment, Inc.

22.      Memo-Summary of Limited Subsurface Investigation, January 2003, AMEC.

23.      Memo-Summary of Gauging and LNAPL Extraction Events, May 2004, AMEC.

24. EMG Letter Report, August 4, 1999: discussion of site conditions, recent investigations and proposed development activities.

25. Meeting Minutes, August 19, 1999: from meeting between CSX, Penrose, URS Greiner Woodward-Clyde and EMG on August 11, 1999.

26. EMG Letter Report, September 9, 1999: Site Reconnaissance and sampling for suspect Asbestos in Bluestone aggregate.

27. Letter titled Environmental Document Review from EMG to Penrose Group, August 4, 1999.

28. Letter titled Estimated Soil Disposal Costs from EMG to Penrose Group, August 4, 1999.

29. Letter to Marshall Williams, CSX, dated December 13, 1999 from District of Columbia Dept. of Health.

30.      Work Plan for Hydrogeologic Investigation, November 23, 1988, Wapora,
         Inc.: initial remediation plans for CSX property.

31. Environmental Assessment, March 1, 1989, Wapora, Inc.: environmental investigation conducted by Wapora on CSX property.

32. DRAFT Work Plan, November 13, 1989, Woodward-Clyde: Suggested remediation strategies for CSX property, and summary of environmental to date.

33.      Summary of Findings for Site Investigation, December 10, 1989, Dames &
         Moore: summary of the investigation conducted by Dames & Moore December 3-9, 1989. Included soil borings and sampling and ground water sampling.

34. DRAFT Report, Biofeasibility Study of Soil and Ground-Water Contaminated with Petroleum Hydrocarbon Compounds, December 28, 1989, Hunter Biosciences Inc.: study to determine if bioremediation would be an effective remediation choice.

35. Investigation of Salt Pile Runoff in the Groundwater at M Street Maintenance Facility, (prepared for Department of Public Works), March 9, 1990, Geo Trans, Inc. (letter report): investigation of the impact of a chloride plume on the CSX property.

36. Additional Site Information (5 Appendices), April 23, 1990, Woodward-Clyde (submitted to D. C. Environmental Control Division): revised schedule of activities, summary of bench-scale biofeasibility studies, sample locations and abbreviations, base neutrallacid extractable data in soil, and metal data in soil.

37. Additional Site Information (5 Appendices), May 16, 1990, Woodward-Clyde (submitted to D. C. Environmental Control Division): TPH soil data, VOC soil data, groundwater metal data, WCC proposed outline for May 17, 1990 meeting.

38. Site History, July 1990, Woodward-Clyde: history of past site uses, underground storage tanks and aboveground storage tanks.

39. Indications of Off-site Petroleum Contamination Source(s), July 10, 1990, Woodward-Clyde: report of data to indicate impact from off-site sources.

40. Results of TCLP Analysis, August 30, 1990, Woodward-Clyde: soil data to determine any hazardous nature of the on-site contaminated soils.

41.      Result of Conductivity & Soil Gas Analysis, October 30, Woodward-Clyde.

42. Results of Conductivity & Soil Gas Analysis, November 15, 1990, Woodward-Clyde.

43. Progress Reports on Bimonthly Bailing & Monitoring of Monitor Wells and Piezometers, Woodward-Clyde: February 18, 1992, March 16, 1992, April 10, 1992.

44. Progress Report on Monthly Bailing & Sampling of Monitor Wells and Piezometers, Woodward-Clyde: March 17, 1992.

45. "Fingerprinting" Report on Monthly Bailing & Sampling of Monitor Wells and Piezometers, Woodward-Clyde: April 14, 1992, May 27, 1992, July 1, 1992, July 23, 1992, October 9, 1992 (also includes discussion of related issues).

46. Status Report & Request for Approval to Continue Remediation Activities, October 30, 1995, Woodward-Clyde Consultants.

47. Dept. of Consumer & Regulatory Affairs - Second Notice of Proposed Rulemaking - Underground Storage Tank Regulations.

48. Draft Chronology of Events - November 1987 to July 1993, Mount Clare Properties, Inc., First and M Streets, N. E., Washington, D.C.

49. November and December 1994 PetroTrap Results, Letter to Dr. Sreenivas, dated January 4; 1995.

50.      Cap and VRAP prepared for Archstone, dated March 28, 2005.

51.      Phase I ESA, dated March 22, 2005, Prepared by Blackstone for
         Archstone.

52.      March 31, 2005 Geo Evaluation prepared by Balter.

53.      Geotechnical Engineering Analysis prepared by ECS, dated May 4, 2004.

54. July 8, 2004 Letter from Michael Daneker of Arnold & Porter to Dr. V. Sreenivas of the Bureau of Hazardous Materials & Toxic Substances.

55. June 2, 2005 Letter from Douglas Green of DLA Piper Rudnick Gray Cary to Michael Daneker. June 28, 2005 Letter from Michael Daneker to Douglas Green.

56. Environmental Site Assessment prepared by Environ International Corporation dated October, 2005.

57. Woodward-Clyde transmittals of reports to District of Columbia dated as follows:

          October 7, 1993              for          September 1993
          September 8, 1993            for          August 1993
          January 3, 1995              for          December 1994
          February 8, 1995             for          January 1995
          February 27, 1995            for          February 1995
          March 27, 1995               for          March 1995
          April 19, 1995               for          April 1995
          May 22, 1995                 for          May 1995
          July 27, 1995                for          June 1995
          August 18, 1995              for          July 1995
          November 7, 1995             for          October 1995
          December 11, 1995            for          November 1995
          February 12, 1996            for          December 1995 & January 1996
          April 4, 1996                for          March 1996
          June 27, 1996                for          April & May 1996
          August 29, 1996              for          June & July 1996

Adjacent Property Reports

1. Environmental Assessment, Woodward & Lothrop Warehouse, January 24, 1989, ATEC Environmental Consultants [prepared for Woodward & Lothrop].

2. Plan of Action for Removal of Contaminated Soils and Free Product, 30-60 M Street, N.E. June 28, 1991.

3. Briggs Environmental Sampling at 145 0 Street, N. E., October 8, 1991, Washington, D.C. Dept. of Public Works (letter report).

4. Summary of Remedial Activities, 30/60 M Street, November 11, 1991, Briggs Associates [prepared for 30/60 M St. Limited Partnership].

5. Quarterly Progress Reports by ATEC Environmental Consultants [prepared for Woodward & Lathrop].

         9/1/89 - 10/15/89
         10/16/89 - 11/30/89
         2/1/90 - 3/31/90
         4/90 - 5/31/90

6. Quarterly Progress Reports by ATEC Environmental Consultants [prepared for Woodward & Lathrop].

         10/1/90 - 2/31/90
         1/1/91 - 3/31/91
         4/1/91- 6/30/91

                                    EXHIBIT C

                          FORM OF SPECIAL WARRANTY DEED

                              SPECIAL WARRANTY DEED

         THIS SPECIAL WARRANTY DEED is made as of this ________ ___, 200___, by and between SQUARE 711 DEVELOPER, LLC, a Delaware limited liability company (the "Grantor"), having an address of c/o The John Akridge Company, Suite 300 North, 601 13th Street, NW, Washington, DC 20005, and, __________________, a
________________, having an address of _______________________________ (the
"Grantee").

                                   WITNESSETH:

         THAT, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant, bargain, sell and convey, with Special Warranty of Title, unto Grantee, its successors and assigns, fee simple title to that certain parcel of land situate in the District of Columbia (the "Real Estate"), and being more particularly described in Schedule A attached hereto and made a part hereof.

         TO HAVE AND TO HOLD the Real Estate, together with all improvements, rights, privileges, and appurtenances thereunto belonging or pertaining to the Grantee, its successors and assigns, forever.

         TOGETHER WITH all of Grantor's right, title and interest in and to those certain Transferable Development Rights more particularly described in Schedule B attached hereto and made a part hereof, but only to the extent such rights constitute real property rights.

         This conveyance is made subject to the covenants, restrictions, conditions, easements, reservations, agreements and rights-of-way, which encumber the Real Estate and are of record.

         WITNESS their hand and seals the day and year above written.

                              GRANTOR:

Witness

                              ____________________, a ___________



                              By                                       (SEAL)
                              Name:
                                   ---------------------------------------
                              Title:
                                    --------------------------------------

DISTRICT OF COLUMBIA      )       SS:

         The foregoing Special Warranty Deed was acknowledged before me on this _____ day of ___________, 200_, by ______________, as the
________________________ of _______________________, for the purpose therein contained.

         WITNESS my hand and seal this ________ day of _______________, 200_.



                                                --------------------------
                                                NOTARY PUBLIC


My Commission expires: _______________________

                                   SCHEDULE A

                       LEGAL DESCRIPTION OF REAL PROPERTY

All that certain lot or parcel of land situate and lying in the District of Columbia, and more particularly described as follows:

Lot 160 in the subdivision made by First & M Street Investing Company, LLC, in Square 711, as shown on plat recorded among the Records of the Office of the Surveyor for the District of Columbia in Book 196 at page 43.

                                   SCHEDULE B

                 DESCRIPTION OF TRANSFERABLE DEVELOPMENT RIGHTS

Certain transferable rights described in that certain Certificate of Transfer of Development Rights, Transfer Number Seven, dated as of May 6, 2002, by and between Theodore Cardinal McCarrick, Roman Catholic Archbishop of Washington, and his successors in office, a corporation sole, a Federally created corporation, the District of Columbia and First and M Street Investing Company, LLC, recorded in the Land Records of the District of Columbia on October 8, 2002, as Instrument Number 2002116594

                                    EXHIBIT D

                    FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

                 ASSIGNMENT OF TANGIBLE AND INTANGIBLE PROPERTY

         THIS ASSIGNMENT OF TANGIBLE AND INTANGIBLE PROPERTY (this "Assignment"), is executed on this _________, 2005, by SQUARE 711 DEVELOPER, LLC, a Delaware limited liability company ("Seller"), for the benefit of _______________, a __________________ ("Buyer"), under the following circumstances:

         A. Contemporaneously herewith, Buyer is acquiring from Seller certain real property located in the District of Columbia, and described in Exhibit A hereto (the "Property"), pursuant to that certain Purchase and Sale Agreement, dated as of November 14, 2005, between Buyer and Seller (the "Purchase Agreement").

         B. In connection with the foregoing acquisition, Seller desires to transfer and assign to Buyer all of Seller' right, title and interest in and to the certain property and rights herein described.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

         1. Assignment. Seller hereby transfers and assigns to Buyer, to the extent assignable, all of Seller's right, title and interest in and to the following (the "Assigned Properties"):

                  (a) all tangible personal property, if any, located on the Property and used in connection with Seller's ownership, use or contemplated development of the Property; and all architectural and engineering studies and drawings in connection with Seller's ownership, use or contemplated development of the Property;

                  (b) all permits, licenses, certificates, development rights, governmental approvals, entitlements, development agreements, utility agreements with any governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Property and sanitary or storm sewer capacity or reservations relating to the Property, or the right to develop the Property;

                  (c) all agreements with or applications to any governmental authority with respect to any zoning modification, variance, exception, platting or other matter relating to the zoning, use, development, subdivision or platting of the Property;

                  (d) all agreements, studies, reports, correspondence and other documents relating to the presence or absence of any endangered species or environmentally sensitive areas on the Property;

                  (e) all claims, demands or causes of action Seller has or may have arising out of or relating to or caused by any defects in any of the studies or reports prepared for Seller and hereby assigned to Buyer;

                  (f) all of Seller's right, title and interest in those certain transferable rights described in that certain Certificate of Transfer of Development Rights, Transfer Number Seven, dated as of May 6, 2002, by and between Theodore Cardinal McCarrick, Roman Catholic Archbishop of Washington, and his successors in office, a corporation sole, a Federally created corporation, the District of Columbia and First and M Street Investing Company, LLC, recorded in the Land Records of the District of Columbia on October 8, 2002, as Instrument Number 2002116594; and

                  (g) all other rights, privileges and appurtenances owned by Seller and in any way related to the Property.

         2. Assumption. Buyer hereby accepts such assignment, and assumes all of Seller's obligations under such agreements and documents specified in Exhibit "___" arising from and after the date hereof.

         3. Seller's Representation. Seller represents and warrants to Buyer that Seller has not assigned, transferred, or hypothecated its interest in the above-described property to any other person or entity. Except as set forth in the immediately preceding sentence or the Purchase Agreement, Seller makes no representation or warranty with respect to the Assigned Properties.

         IN WITNESS WHEREOF, Seller has executed this Assignment as of the date first set forth above.

                                       SELLER:

                                       SQUARE 711 DEVELOPER, LLC,
                                       a Delaware limited liability company


                                       By:
                                          ------------------------------------
                                       Name:    Joseph M. O'Connor
                                       Title:   Executive Manager




                                       BUYER:

                                       --------------------------------,
                                       a ______________________________

                                       By:
                                          -----------------------------
                                       Name:
                                       Title:

                                    EXHIBIT E

                                OWNER'S AFFIDAVIT



         The undersigned, solely in his capacity as Executive Manager of SQUARE 711 DEVELOPER, LLC, a Delaware limited liability company ("Owner"), and not personally, deposes and say that:

         1. Owner is the owner of the premises known as Square 711, lot 160, Washington, D.C. (the "Property").

         2. No person other than the Owner is in possession or has a right to possession of Property except as set forth in the agreements attached as Exhibit "A".

         3. Owner has no actual knowledge of any unrecorded easement, or claim of easement, affecting the Property.

         4. Any repair or improvement of the Property commissioned by or on behalf of Owner within the last 90 days was either completed and paid for in full or will be completed and paid for in full in the ordinary course of business.

         5. To the best of Owner's knowledge, there are no unpaid real estate taxes or assessments affecting the Property except those currently due and payable and Owner has received no written notice regarding future or pending special assessments, except for assessments related to the construction of the WMATA transit station adjoining the Property as set forth in Sections 47-881 et seq. of the District of Columbia Code.

         6. Owner has delivered no unrecorded mortgage or other lien affecting the Property.

         THIS AFFIDAVIT is made for the purpose of inducing ______________ TITLE INSURANCE COMPANY ("Title Company") to issue a title insurance policy or other title evidence, and if acting as escrow or closing agent, then to disburse any funds held as escrow or closing agent. Affiant hereby indemnifies and agrees to save harmless the Title Company against any damages or expense, including attorney's fees, sustained as a result of any of the foregoing matters not being true and accurate.

                                    SQUARE 711 DEVELOPER, LLC

                                    By: __________________________________
                                             Executive Manager


Sworn to and subscribed before me
this ___________, 2005.

Notary Public

                                    EXHIBIT F

                           ASSIGNMENT AND ASSUMPTION
                           OF ENVIRONMENTAL AGREEMENTS

         THIS ASSIGNMENT AND ASSUMPTION OF ENVIRONMENTAL AGREEMENTS (this "Assignment"), is executed by SQUARE 711 DEVELOPER, LLC, a Delaware limited liability company ("Seller"), for the benefit of ______________, a __________________ ("Buyer"), as of the ___ day of __________, 200__ under the following circumstances:

         A. Contemporaneously herewith, Buyer is acquiring from Seller certain real property located in the District of Columbia, and described in Exhibit A hereto (the "Property"), pursuant to that certain Purchase and Sale Agreement, dated as of November 14, 2005, between Buyer and Seller (the "Purchase Agreement").

         B. Seller purchased the Property from First & M Street Investing Company, LLC ("Prior Owner"). In connection with the purchase of the Property, Prior Owner assigned to Seller, and Seller assumed, the rights and obligations set forth in that certain Amended and Restated Environmental Agreement dated December 13, 2002, between Prior Owner and CSX Realty Development, LLC ("CSX"), a copy of which is attached hereto as Exhibit B, that certain Environmental Escrow Agreement dated December 13, 2002, between Prior Owner and CSX, a copy of which is attached hereto as Exhibit C, and that certain letter dated December 13, 1999 from Theodore J. Gordon, Chief Deputy for Public Health Assurance, to CSX Real Property, a copy of which is attached hereto as Exhibit D (collectively the "Environmental Agreements").

         C. In connection with the foregoing acquisition, Seller has agreed to assign, transfer and convey to Buyer, and Buyer has agreed to take and accept all of Seller's right, title and interest in and to the Environmental Agreements, and to assume all of Seller's obligations under the Environmental Agreements.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

         1. Assignment. Seller hereby transfers and assigns to Buyer all of Seller's right, title and interest in and to the Environmental Agreements.

         2. Assumption. Buyer hereby accepts such assignment, and assumes all of Seller's obligations under the Environmental Agreements arising from and after the date hereof. Nothing herein shall obligate Buyer to perform CSX's obligations thereunder.

         3. Seller's Representation. Seller represents and warrants to Buyer that Seller has not assigned, transferred, or hypothecated its interest in the Environmental Agreements, except in connection with Seller's existing mortgage financing which is being released as of the date hereof. Except as set forth in the immediately preceding sentence and the Purchase Agreement, Seller makes no representation or warranty with respect to the Environmental Agreements.

         IN WITNESS WHEREOF, Buyer and Seller have executed this Assignment as of the date first set forth above.

                                     SELLER:

                                     SQUARE 711 DEVELOPER, LLC,
                                     a Delaware limited liability company


                                     By:
                                        --------------------------------------
                                     Name:    Joseph M. O'Connor
                                     Title:   Executive Manager


                                     BUYER:



                                     _________________________,    a

                                     -------------------------


                                     By:
                                        --------------------------------------
                                     Name:
                                          ------------------------------------
                                     Title:
                                           -----------------------------------

                                    EXHIBIT G

                       ADDITIONAL DUE DILIGENCE MATERIALS



1)       Boundary & Top prepared by Kidde Consultants, dated Nov 1998
2)       NOMA letter dated August 9, 2005
3)       Public Space Permit  - 11-16-04
4)       Proposal from Potomac Construction for sidewalk construction
5)       Assignment of Lease and Other Rights, dated September 15th, 2003
6)       Certificate of Transfer of Development Rights, dated May 6th 2002
7)       WASA Water and Sewer Availability Letter, dated April 4, 2004
8)       Fireflow test letter to Wiles Mensch, dated March 24, 2005
9)       June 30, 2005 Zoning Opinion - Holland & Knight
10)      NOMA Letter to Andy Altman dated July 29, 2005
11)      Walsh / Davis letter dated August 2, 2004
12)      Walsh / Davis letter dated, April 6, 2005
13)      Council of the District of Columbia Notice DC Law 14-44
14)      Real Property Tax Bills from the last 2 years
15)      Full sized VIKA surveys
16)      Archstone Due Diligence binder